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December 5, 2018	Robert J. Minkus (312) 258.5584 rminkus@schiffhardin.com

Exhibit 5.1

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NiSource Inc., a Delaware corporation (the “Company”), in connection with an automatic shelf registration statement on Form S-3 (Registration No. 333-214360), as amended (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 1, 2016, under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act, of, among other securities, shares of preferred stock and depositary shares representing fractional interests in shares of preferred stock. We have also acted as counsel to the Company in connection with the issuance and sale by the Company to the underwriters of 20,000,000 Depositary Shares (the “Depositary Shares”), each representing a 1/1,000th ownership interest in a share of the Company’s 6.50% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25,000 per share (the “Series B Preferred Stock”), pursuant to an Underwriting Agreement, dated November 28, 2018, by and among the Company and the representatives of the several underwriters named therein (the “Underwriting Agreement”).

The Depositary Shares will be evidenced by depositary receipts (the “Depositary Receipts”) issued under a Deposit Agreement, dated as of December 5, 2018, among the Company, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as depositary, and the holders from time to time of the Depositary Receipts (the “Deposit Agreement”), as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K to which this opinion letter is an exhibit.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

NiSource Inc.

December 5, 2018

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

In rendering the opinions in this letter we have assumed that each party to each of the documents executed or to be executed, other than the Company, (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that all acts have been taken without violation of any fiduciary duties and in accordance with any notice or disclosure requirements, (iii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company and (iv) that the execution and delivery by the Company of, and performance by the Company of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority (except that we do not make the assumption set forth in this clause (iv) with respect to those laws, rules and regulations of the states of Delaware and New York and the United States of America that, in our experience, are normally applicable to transactions of the type provided for by the documents executed or to be executed, but without our having made any special investigation with respect to any other laws, rules or regulations).

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

NiSource Inc.

December 5, 2018

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1.        The shares of Series B Preferred Stock have been duly authorized and, when issued and delivered in accordance with the Deposit Agreement against payment of the agreed upon consideration therefor, will be legally issued, fully paid and non-assessable.

2.        The Depositary Receipts, when executed, countersigned and registered in accordance with the terms of the Deposit Agreement and delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be legally issued and will entitle the holders of the Depositary Receipts to the rights specified therein and in the Deposit Agreement.

The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state), the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on December 6, 2018 and to the references to us under the caption “Legal Matters” in the prospectus supplement dated November 28, 2018 with respect to the Depositary Shares and under the caption “Legal Opinions” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
SCHIFF HARDIN LLP

By:	/s/ Robert J. Minkus
Robert J. Minkus